Exhibit 99.1

Multimedia Games Closes New $150 Million Credit Facility

AUSTIN, Texas—(BUSINESS WIRE)—Multimedia Games, Inc. (Nasdaq: MGAM) announced today that on April 27, 2007, it closed a new $150 million, five-year revolving credit facility with Comerica Bank (“Comerica”). The new credit facility replaces Multimedia Games’ (“Multimedia’s”) previous $75 million revolving credit facility with Comerica, for which the Company had total outstanding borrowings of approximately $49.2 million at March 31, 2007.

Clifton Lind, Multimedia’s President and CEO, stated, “We value Comerica’s continued confidence in Multimedia Games. Our enhanced borrowing power expands our strategic and operating options, and we look forward to working with Comerica’s team of professionals in the future.”

About the Company

Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as for the casino, charity and international bingo, video lottery, and sweepstakes markets. The Company’s ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity and international bingo and emerging markets, including sweepstakes, promotional, amusement with prize, and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.